Exhibit 10.3

CUBIST PHARMACEUTICALS, INC.

2014 OMNIBUS INCENTIVE PLAN

STOCK OPTION AGREEMENT

FOR NON-U.S. PARTICIPANTS (EMPLOYEES)

This Stock Option Agreement (the “Agreement”) governs an award (the “Award”) of stock options (“Stock Options”) to employees (“Participants”) of Cubist Pharmaceuticals, Inc. (the “Company”) who have been selected for participation under the Company’s 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”). The details of an Award made to a Participant will be set forth in a letter from the Participant’s manager or other written communication from the Company (a “Notice”).

In consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:

1.              Relationship to the Plan.  The Participant specifically understands and agrees that the Award is being granted under the Plan, a copy of which the Participant acknowledges he or she has read and understands and by which Plan the Participant agrees to be bound.  The provisions of the Plan are incorporated into this Agreement by reference.

2.              Grant of Award.  The Participant will be notified of his or her Award through a Notice.  The Notice will contain, among other things, the number of Stock Options granted, the grant date of the Award (such date, the “Grant Date”) and the exercise price of each Stock Option (the “Exercise Price”). The Award consists of a contingent entitlement of the Participant to purchase one share of Stock at the Exercise Price with respect to each Stock Option forming part of the Award, as set forth in the Notice, subject to the terms and conditions of this Agreement and the Plan.  This Stock Option is intended to be a nonstatutory stock option and is not intended to be an incentive stock option within the meaning of Section 422.  For the avoidance of doubt, the total number of Stock Options subject to the Award, as set forth in the Notice, is subject to adjustment pursuant to Section 7 of the Plan.  The Participant is required to acknowledge and accept the terms of this Agreement and the Plan in the manner set forth in Section 23 within the time period specified in the Notice.

3.              Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

4.              Final Exercise Date.  The latest date on which the Stock Options or any portion thereof may be exercised will be the 10th anniversary of the Grant Date (the “Final Exercise Date”); provided, however, if at such time the Participant is prohibited by applicable law or written Company policy applicable to similarly situated persons from engaging in any open-market sales of Stock, and if at such time the Stock is publicly traded (as determined by the Administrator), the Final Exercise Date will be automatically extended to thirty (30) days following the date the Participant is no longer prohibited from engaging in such open-market sales.  If not exercised by the Final Exercise Date, the Stock Options or any remaining portion thereof will thereupon immediately terminate.

5.              Vesting.  Unless earlier terminated or forfeited, the Stock Options will vest according to the vesting schedule set forth in the Notice, provided that the Participant remains continuously Employed through the applicable vesting date.

6.              Exercise.  No Stock Options may be exercised until such Stock Options vest.  Each election to exercise any vested Stock Options will be subject to the terms and conditions of the Plan and shall be in writing, signed by the Participant.  Each such written exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full as provided in the Plan.  The Exercise Price with respect to each Stock Option being exercised must be paid in cash or by check acceptable to the Administrator or, if permitted by the Administrator, by any of the following means (individually or in combination):

a.              by the Administrator’s holding back of shares of Stock from the Stock Options having a fair market value equal to the aggregate Exercise Price of the Stock Options being exercised;

b.              if the Stock is traded on an established market, the payment through and under the terms and conditions of a formal cashless exercise program, if any, authorized by the Company involving the sale of the shares of Stock received upon exercise of the Stock Options in a brokered transaction (other than to the Company); or

c.               such other means, if any, as may be acceptable to the Administrator.

In the event that the Award is exercised by a person other than the Participant, the Company will be under no obligation to deliver shares of Stock hereunder unless and until it is satisfied as to the authority of the person attempting to exercise the Award and compliance with applicable securities laws.

7.              Treatment of the Stock Options Upon Termination of Employment.  If the Participant’s Employment ceases, the Stock Options, to the extent not already vested will be immediately forfeited, and any vested Stock Options that are then outstanding will be treated as follows:

a.              Subject to clauses (b), (c), and (d) below, the Stock Options to the extent vested immediately prior to the cessation of the Participant’s Employment, will remain exercisable until the earlier of (i) the 90th day following the date of such cessation of Employment, or (ii) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 7(a) will thereupon immediately terminate.

b.              Subject to clauses (c) and (d) below, the Stock Options, to the extent vested immediately prior to Participant’s death or Retirement, will remain exercisable until the earlier of (i) the first anniversary of the Participant’s death or Retirement, as the case may be, or (ii) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 7(b) will thereupon immediately terminate.

c.               The Stock Options (whether or not vested) will terminate and be forfeited immediately prior to the cessation of Participant’s Employment if the Administrator in its sole discretion determines that such cessation of Employment was for Cause or occurs in circumstances that that would have constituted grounds for the Participant’s Employment to be terminated for Cause.

d.              In the event that the Participant holds any Stock Options on the date such Award ceases to be exercisable under (a) or (b) above, and the Participant is prohibited, on such date, by applicable law or a written policy of the Company applicable to similarly-situated persons from engaging in any open-market sales of Stock, and if at such time the Stock is publicly traded (as determined by the Administrator), the time periods described in (a) and (b) above will be extended automatically until the thirtieth (30th) day following the date the Participant is no longer prohibited from engaging in such open market sales.

8.              Prohibitions on Transfer and Sale.  Except as permitted by the Plan, the Award shall not be assigned, pledged or transferred in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or any similar process.  Any attempted transfer, assignment, pledge or other disposition of the Award, the Stock Options or of any rights granted under this Agreement that is contrary to the provisions of the Plan or this Section 8, or the levy of any attachment or similar process upon the Award, shall be null and void.  Except as permitted by the Plan, the shares of Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative).

9.              Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of shares of Stock issued hereunder shall be sold in accordance with the requirements of the Securities Act of 1933, as amended.

10.       Rights as a Stockholder.  The Participant shall have no right as a stockholder, including voting and dividend rights, until the Award is exercised in accordance with the Notice and Section 6 of this Agreement and shares of Stock are delivered to the Participant.

11.       Tax Liability of the Participant and Payment of Taxes.

a.              The Participant acknowledges and agrees that, regardless of any action the Company or the Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax Related Items”), the ultimate liability for all Tax Related Items legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Participant’s employer.  The Participant further agrees and acknowledges that the Company and the Participant’s employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting or exercise of the Award, or the subsequent sale of any shares of Stock acquired upon exercise of the Award; and (ii) do not commit to and are under no obligation to structure the terms of the Award to reduce or eliminate the Participant’s liability for Tax Related Items or achieve any particular tax result.  Further, the Participant understands and acknowledges that if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Company and/or the Participant’s employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.

b.              At the time any portion of the Award becomes taxable to the Participant, the Participant will be required to pay to the Company any Tax Related Items due as a result of such taxable event.  The Company shall have the right to withhold from any payment made in respect of the Award, transfer of shares of Stock acquired upon exercise of the Award, or payment made to the Participant or to any person hereunder, whether such payment is to be made in cash or in shares of Stock, all Tax Related Items as shall be required, in the determination of the Company, pursuant to any statute or governmental regulation or ruling.  The Participant acknowledges and agrees that the Company, in its sole discretion, may satisfy such withholding obligation by any one or combination of the following methods:

i.      by requiring the Participant to deliver a properly executed notice together with irrevocable instructions to a broker approved by the Company to sell shares of Stock and deliver promptly to the Company the amount of sale proceeds required to pay the amount required to be withheld;

ii.   by requiring (or allowing) the Participant to pay such amount in cash or check;

iii.                                                by deducting such amount from the Participant’s current compensation;

iv.                                               by allowing the Participant to surrender other shares of Stock, which (A) in the case of shares of Stock initially acquired from the Company (upon the exercise of a stock option or otherwise), have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a fair market value on the date of surrender equal to the amount required to be withheld;

v.  by withholding a number of shares of Stock to be issued upon delivery of  shares of Stock under the Award which have a fair market value equal to the minimum statutory rate or other applicable withholding rate;

vi.                                               by selling any shares of Stock to the extent required to satisfy the Company’s withholding obligations; and

vii.                                            by such other means as the Administrator in its discretion and without notice deems appropriate, including withholding from salary or other amounts payable to the Participant, shares of Stock or cash having a value sufficient to satisfy the tax withholding obligation.

If the obligation for withholding taxes is satisfied by withholding shares of Stock, then the Participant will, for tax purposes, be deemed to have been issued the full number of shares of Stock subject to the Award or portion of the Award so exercised or other applicable portion of the Award, notwithstanding that a number of the shares of Stock are withheld solely for the purpose of paying the applicable withholding taxes.

12.       Participant Acknowledgements and Authorizations.  The Participant acknowledges the following:

a.              The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.              The Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

c.               All decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;

d.              The value of the Award is an extraordinary item of compensation outside of the scope of the Participant’s Employment.  As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments.  The future value of the shares of Stock underlying the Award is unknown and cannot be predicted with certainty;

e.               If the underlying shares of Stock do not increase in value, the Stock Option will have no value;

f.                If Participant exercises the Award and acquires shares of Stock, the value of each share of Stock may increase or decrease in value, even below the Exercise Price;

g.               The Award and Participant’s participation in the Plan shall not create a right to Employment or be interpreted as forming an employment or service contract with the Company, the Participant’s employer or any Affiliate and shall not interfere with the ability of the Company, the Participant’s employer or any Affiliate, as applicable, to terminate Participant’s Employment;

h.              The Participant’s participation in the Plan is voluntary;

i.                  The Award, the Stock Options, and the shares of Stock received upon exercise of the Award, if any, are not intended to replace any pension rights or compensation;

j.                 No claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the Award to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Company, the Participant’s employer or any Affiliate, waives the Participant’s ability, if any, to bring any such claim and releases the Company, the Participant’s employer and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

k.              Unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award, the Stock Options, or the shares of Stock received upon exercise of the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock.

13.       Recovery of Compensation.  The Stock Options, any shares of Stock delivered hereunder and any gains or other amounts realized in respect of such Stock Options or shares of Stock shall be subject to recoupment by the Company to the extent required to comply with (a) applicable law or regulation or the rules of the stock exchange on which the Stock is traded or (b) any applicable Company clawback or recoupment policy as in effect from time to time.

14.       Notices.  Notices required or permitted by the terms of this Agreement or the Plan shall be given by the Company and the Participant as set forth in the Plan.

15.       Benefit of Agreement.  Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

16.       Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware relating to the issuance of stock and the consideration received therefor, without giving effect to the conflict of laws principles thereof.  Except as prohibited by applicable law, provisions of this Agreement not relating the foregoing shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provisions or rule that would cause the application of the domestic substantive laws of any other jurisdiction.  Except as prohibited by applicable law, for the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to the exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the state courts of Massachusetts or the federal courts of the United States for the District of Massachusetts.

17.       Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

18.       Entire Agreement.  Unless otherwise provided in writing in a separate agreement between the Participant and the Company or an Affiliate, this Agreement, together with the Plan and the Notice, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

19.       Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

20.       Miscellaneous.

a.              Successors and Assigns.  This Agreement shall bind and inure only to the benefit of the parties to hereto (the “Parties”) and their respective successors and assigns.

b.              No Third-Party Beneficiaries.  Nothing in this Agreement is intended to confer any rights or remedies on any persons other than the Parties and their respective successors or assigns.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of third persons to either Party.  No provision of this Agreement shall give any third person any right of subrogation or action over or against either Party.

c.               Termination or Amendment of the Award. The Administrator may amend the terms of the Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan.  Also within the limitations of the Plan, the Administrator may modify, extend or assume the Award.

d.              Data Privacy.

i.       The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Participant’s employer, the Company and any Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

ii.    The Participant understands that the Company and the Participant’s employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

iii.                                                The Participant understands that Data will be transferred to a third party stock plan service provider as may be selected by the Company to assist the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that if the Participant resides outside the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative.  The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan.  The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that if the Participant resides outside the United States, the Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.  Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later revokes his or her consent, the Participant’s employment status or service and career with the Participant’s employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Stock Options or other equity awards or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

21.       Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Options and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.       Addendum for Non-U.S. Countries.  Notwithstanding any provisions in this Agreement, the Award shall be subject to the special terms and conditions set forth in any Addendum to this Agreement for the Participant’s country (the “Addendum”).  Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Administrator determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Addendum constitutes part of this Agreement.

23.       Company Signature; Participant Electronic Acknowledgment.  An authorized representative has signed this Agreement below.  By acknowledging acceptance of the terms of this Agreement through an electronic acknowledgment system established by the Company or its designated broker, the Participant agrees to be bound by all of the terms of this Agreement and the Plan.  The Award will not become effective, and the Participant will therefore have no rights to or in the Award, until the Participant acknowledges his or her acceptance of the terms of this Agreement in the manner required by the Company.

CUBIST PHARMACEUTICALS, INC.

By:

Name:
Title:

THE PARTICIPANT

Name: